Exhibit 107
Calculation of Filing Fee Table
424(b)(2)
(Form Type)
American Express Company
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	4.351% Fixed-to-Floating Rate Notes due 2029	Rule 457(r)	$1,500,000,000	100.000%	$1,500,000,000	$ 153.10 per million	$229,650

Fees to Be Paid	Debt	4.918 % Fixed-to-Floating Rate Notes due 2033	Rule 457(r)	$1,750,000,000	100.000%	$1,750,000,000	$ 153.10 per million	$267,925

Fees to Be Paid	Debt	Floating Rate Notes due 2029	Rule 457(r)	$750,000,000	100.000%	$750,000,000	$ 153.10 per million	$114,825

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$4,000,000,000		$612,400

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due							$612,400
The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering.
The maximum aggregate amount of this offering is $4,000,000,000.